Exhibit 99.1

Scripps reports third-quarter 2018 results

November 9, 2018

CINCINNATI - The E.W. Scripps Company (NASDAQ: SSP) today reported operating results for the third quarter of 2018.

Total revenue was $303 million compared to $201 million in third-quarter 2017.

Income from continuing operations was $20 million or 24 cents per share. In the prior-year quarter, the loss from continuing operations was $27.6 million or 34 cents per share. The 2017 quarter included a non-cash goodwill and intangible assets impairment charge of $35.7 million, which increased the loss from continuing operations by $22.5 million (net of taxes) or 27 cents per share.

Business highlights

•
On Oct. 29, Scripps announced its plans to acquire 15 television stations in 10 local media markets from privately owned Cordillera Communications for $521 million. The acquisition will be immediately accretive to company and Local Media margins.

•	On Oct. 17, Scripps announced its plans to acquire Triton, the leader in digital audio infrastructure and audience measurement, for $150 million.

•	From Jan. 1 through the Nov. 6 election, political advertising totaled $140 million - an 86 percent increase over our same-station results for 2014, the last midterm election year.

•
Following the planned acquisitions of Cordillera, Triton and two Raycom TV stations as well as the divestiture of its radio assets, Scripps projects its leverage ratio to be 4.8 times on a trailing eight quarters basis by the close of the Cordillera transaction in early 2019.

•	The National Media segment increased its segment profit to $2.8 million in the third quarter.

•
Revenue from the Katz networks was up 23 percent from the third quarter of 2017 on a pro forma basis, driven by audience delivery growth, rising advertising rates and continued expansion of distribution.

•
On Nov. 8, the company closed an agreement with Massachusetts Mutual Life Insurance Company to purchase a group annuity contract and transfer approximately $50 million of the company’s pension plan obligations.

Commenting on the business highlights, Scripps President and CEO Adam Symson said:

“During a quarter when we delivered terrific operating results across the board - buoyed by record-level mid-term election political revenue, we also took significant action to execute our plan to reposition the company for improved operating performance and long-term growth.

“The acquisitions of the Cordillera television portfolio and Triton, the digital audio SaaS infrastructure and measurement leader, are important moves to enhance the company’s cash-flow production and long-term value.

“Triton’s efficient business model, multiple growing revenue streams, competitive advantages and expanding international footprint make it an attractive fit into our National Media strategy. Triton is the industry standard by which digital audio is measured, while its infrastructure technology is fueling growth for the world’s top audio companies.

“The acquisition of the Cordillera portfolio will add high-performing television stations that lead their markets. Consistent with our strategy to improve our portfolio, their addition will give Scripps No. 1 Nielsen-rated stations in a third of our markets, diversify our network affiliations and geographic reach, add market depth and provide new exposure to contested political states.

“These acquisitions, alongside our consistent operating performance and disciplined approach to return of capital through the share repurchase plan and dividend, should give shareholders confidence that we are executing in a way that delivers them the results they seek.”

Third-quarter operating results
Revenue was $303 million, an increase of 51 percent from the third quarter of 2017. Revenue from the Katz networks, which were acquired in the fourth quarter of 2017, was $46.5 million.

Costs and expenses for segments, shared services and corporate were $246 million, up from $187 million in the year-ago period, primarily driven by higher network programming fees and the acquisition of Katz.

Third-quarter results by segment compared to prior-period amounts were:

Local Media
In the third quarter of 2018, revenue from the Local Media group was $231 million, up 23 percent from the prior-year quarter.

Retransmission revenue increased 24 percent to $78.8 million. The increase in retransmission revenues was due to rate step-ups for approximately 5 million of our subscribers as well as regular annual contractual rate increases.

Local Media broadcast time sales were up 25 percent, driven by political advertising revenue of $40 million. The political ad revenue caused displacement in core advertising, contributing to its decline of 7.5 percent.

Total segment expenses increased 3.9 percent to $163 million, primarily driven by increases in programming fees tied to network affiliation agreements as well as the cost of producing our original program “Pickler & Ben,” which launched season two in late September.

Third-quarter segment profit was $67.4 million, compared to $30.4 million in the year-ago quarter.

National Media
In the third quarter of 2018, revenue from the National Media division was $71.8 million, up from $12.5 million in the prior-year period. Revenue from Katz was $46.5 million. Excluding the impact of Katz, revenue more than doubled compared to the 2017 quarter.

Expenses for National Media were $68.9 million, up from $16.9 million in the prior-year period. The increase was driven by the acquisition of the Katz networks, which was completed in the fourth quarter of 2017, as well as investment in Newsy and Stitcher.

Third-quarter segment profit was $2.8 million, compared to a loss of $4.4 million in the 2017 quarter.

Financial condition
At the end of 2017, radio operations were classified as held for sale. The radio segment results are included in discontinued operations. All periods have been adjusted to reflect this presentation. Three of the four sales transactions have now closed, and we expect the last transaction to be completed by the end of the fourth quarter.

On Sept. 30, cash and cash equivalents totaled $130 million while total debt was $697 million.

During the quarter, the company entered into an accelerated share repurchase agreement to repurchase $25 million of common stock. Year to date, the company has repurchased about 1.7 million shares. The company also made dividend payments totaling $4.2 million during the third quarter.

Year-to-date results
The following comparisons are for the period ending Sept. 30, 2018:

In 2018, revenue was $840 million compared to revenue of $615 million in 2017. Retransmission and carriage revenue increased $29.4 million. Political advertising was $57.5 million in 2018 compared to $5.3 million in 2017. Revenue from Katz for the year-to-date period of 2018 was $136 million.

Costs and expenses for segments, shared services and corporate were $724 million, an increase of $169 million, primarily driven by higher network programming fees and the acquisition of Katz.

Income from continuing operations was $20.1 million or 25 cents per share. Pre-tax costs for the current year included $7 million of restructuring charges. In the prior year, loss from continuing operations was $23.5 million or 29 cents per share. Pre-tax activity in the 2017 period included a $35.7 million non-cash charge to write down goodwill and intangible assets at Cracked, a $2.4 million non-cash charge to interest expense to write off deferred costs associated with debt refinancing, $6.3 million of other income associated with the sale of our newspaper syndication business and an adjustment to a purchase-price earnout, and $2.4 million of restructuring charges.

In 2018, the loss from discontinued operations includes non-cash charges of $25.9 million to write down the assets of our radio business to fair value.

Looking ahead
Comparisons are to the same periods of 2017.

Fourth-quarter 2018
Local Media revenue	Up mid to high 30 percent range
Retransmission revenue	Consistent with third-quarter 2018
Local Media expense	Up mid-single digits
National Media revenue	Low to mid $70 million range
National Media expense	High $60 million range
Shared services and Corporate	About $14 million
Interest expense	Consistent with prior quarters
Pension expense	About $13 million, including a non-cash settlement charge of $10-12 million
Capex	Mid single digits
Depreciation & amortization	Consistent with prior quarters

Conference call

The senior management of The E.W. Scripps Company will discuss the company’s third-quarter results during a telephone conference call at 9 a.m. Eastern today. To access the live webcast, visit http://ir.scripps.com and find the link under “upcoming events.”

To access the conference call by telephone, dial (800) 230-1074 (U.S.) or (612) 234-9960 (international) approximately five minutes before the start of the call. Investors and analysts will need the name of the call (“Scripps earnings call”) to be granted access. Callers also will be asked to provide their name and company affiliation. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 11 a.m. Eastern time Nov. 9 until 11:59 p.m. Nov. 16. The domestic number to access the replay is (800) 475-6701 and the international number is (320) 365-3844. The access code for both numbers is 454993.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://ir.scripps.com approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Forward-looking statements
This document contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K on file with the SEC in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) serves audiences and businesses through a growing portfolio of local and national media brands. With 33 television stations, Scripps is one of the nation’s largest independent TV station owners. Scripps runs a collection of national journalism and content businesses, including Newsy, the next-generation national news network; podcast industry leader Stitcher; and fast-growing national broadcast networks Bounce, Grit, Escape and Laff. Scripps produces original programming including “Pickler & Ben,” runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2018	2017	2018	2017

Operating revenues	$302,726	$200,509	$840,312	$615,226
Segment, shared services and corporate expenses	(246,109)	(186,777)	(724,264)	(555,286)
Acquisition and related integration costs	(332)	—	(332)	—
Restructuring costs	(863)	(2,407)	(7,000)	(2,407)
Depreciation and amortization of intangible assets	(15,598)	(13,775)	(46,400)	(41,417)
Impairment of goodwill and intangible assets	—	(35,732)	—	(35,732)
Gains (losses), net on disposal of property and equipment	501	(114)	(150)	(176)
Operating expenses	(262,401)	(238,805)	(778,146)	(635,018)
Operating income (loss)	40,325	(38,296)	62,166	(19,792)
Interest expense	(9,003)	(5,720)	(27,041)	(18,163)
Defined benefit pension plan expense	(3,529)	(3,551)	(6,306)	(10,485)
Miscellaneous, net	(546)	1,187	(535)	5,411
Income (loss) from continuing operations before income taxes	27,247	(46,380)	28,284	(43,029)
(Provision) benefit for income taxes	(7,208)	18,776	(8,160)	19,547
Income (loss) from continuing operations, net of tax	20,039	(27,604)	20,124	(23,482)
Income (loss) from discontinued operations, net of tax	(908)	920	(22,354)	3,404
Net income (loss)	19,131	(26,684)	(2,230)	(20,078)
Loss attributable to noncontrolling interest	—	—	(632)	—
Net income (loss) attributable to shareholders of The E.W. Scripps Company	$19,131	$(26,684)	$(1,598)	$(20,078)

Net income (loss) per basic share of common stock attributable to the shareholders of The E.W. Scripps Company:
Income (loss) from continuing operations	$0.24	$(0.34)	$0.25	$(0.29)
Income (loss) from discontinued operations	(0.01)	0.01	(0.27)	0.04
Net income (loss) per basic share of common stock attributable to the shareholders of The E.W. Scripps Company	$0.23	$(0.32)	$(0.02)	$(0.24)

Weighted average basic shares outstanding	81,452	82,039	81,606	82,140
See notes to results of operations.
Net income per share amounts may not foot since each is calculated independently.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structures, as well as the basis that our chief operating decision maker makes resource allocation decisions.
Effective December 31, 2017, we realigned our businesses into a new internal organization and began reporting to reflect this new structure. Under the new structure, we have the following reportable segments: Local Media, National Media and Other. We have recast the operating results for all periods to reflect this change.
Our Local Media segment includes our local broadcast stations and their related digital operations. It is comprised of fifteen ABC affiliates, five NBC affiliates, two FOX affiliates and two CBS affiliates. We also have two MyTV affiliates, one CW affiliate, one independent station and three Azteca America Spanish-language affiliates. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunications companies and satellite carriers. We also receive retransmission fees from over-the-top virtual MVPDs such as YouTubeTV, DirectTV Now and Sony Vue.

Our National Media segment includes our collection of national brands. Our national brands include Katz, Stitcher and its advertising network Midroll Media, Newsy and other national brands. These operations earn revenue primarily through the sale of advertising.

We allocate a portion of certain corporate costs and expenses, including information technology, certain employee benefits and shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash and cash equivalents, restricted cash, property and equipment primarily used for corporate purposes and deferred income taxes.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan expense, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding the operating results of our business segments is as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2018	2017	Change	2018	2017	Change

Segment operating revenues:
Local Media	$230,734	$187,505	23.1%	$636,041	$575,999	10.4%
National Media	71,761	12,504		200,708	35,207
Other	231	500	(53.8)%	3,563	4,020	(11.4)%
Total operating revenues	$302,726	$200,509	51.0%	$840,312	$615,226	36.6%

Segment profit (loss):
Local Media	$67,416	$30,372	122.0%	$152,403	$111,459	36.7%
National Media	2,838	(4,374)		6,910	(11,927)
Other	(1,267)	(829)	52.8%	(3,161)	(2,238)	41.2%
Shared services and corporate	(12,370)	(11,437)	8.2%	(40,104)	(37,354)	7.4%
Acquisition and related integration costs	(332)	—		(332)	—
Restructuring costs	(863)	(2,407)		(7,000)	(2,407)
Depreciation and amortization of intangible assets	(15,598)	(13,775)		(46,400)	(41,417)
Impairment of goodwill and intangible assets	—	(35,732)		—	(35,732)
Gains (losses), net on disposal of property and equipment	501	(114)		(150)	(176)
Interest expense	(9,003)	(5,720)		(27,041)	(18,163)
Defined benefit pension plan expense	(3,529)	(3,551)		(6,306)	(10,485)
Miscellaneous, net	(546)	1,187		(535)	5,411
Income (loss) from continuing operations before income taxes	$27,247	$(46,380)		$28,284	$(43,029)

Operating results for our Local Media segment were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2018	2017	Change	2018	2017	Change

Segment operating revenues:
Core advertising	$108,925	$117,745	(7.5)%	$346,250	$362,642	(4.5)%
Political	40,018	1,689		57,484	5,255
Retransmission	78,759	63,733	23.6%	223,556	196,003	14.1%
Other	3,032	4,338	(30.1)%	8,751	12,099	(27.7)%
Total operating revenues	230,734	187,505	23.1%	636,041	575,999	10.4%
Segment costs and expenses:
Employee compensation and benefits	70,862	71,644	(1.1)%	216,432	215,988	0.2%
Programming	57,156	47,598	20.1%	163,644	137,157	19.3%
Other expenses	35,300	37,891	(6.8)%	103,562	111,395	(7.0)%
Total costs and expenses	163,318	157,133	3.9%	483,638	464,540	4.1%
Segment profit	$67,416	$30,372	122.0%	$152,403	$111,459	36.7%
Operating results for our National Media segment were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2018	2017	Change	2018	2017	Change

Segment operating revenues:
Katz	$46,537	$—		$136,184	$—
Stitcher	13,392	7,102		34,347	21,017
Newsy	5,681	2,623		15,344	6,961
Other	6,151	2,779		14,833	7,229
Total operating revenues	71,761	12,504		200,708	35,207
Segment costs and expenses:
Employee compensation and benefits	14,852	6,189		41,246	19,337
Programming	33,676	4,554		94,978	12,896
Other expenses	20,395	6,135		57,574	14,901
Total costs and expenses	68,923	16,878		193,798	47,134
Segment profit (loss)	$2,838	$(4,374)		$6,910	$(11,927)

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of September 30, 2018	As of December 31, 2017

ASSETS
Current assets:
Cash and cash equivalents	$129,743	$148,699
Other current assets	322,553	320,831
Assets held for sale	108,636	136,004
Total current assets	560,932	605,534
Investments	7,299	7,699
Property and equipment	223,629	209,995
Goodwill	760,098	755,949
Other intangible assets	411,419	425,975
Programming (less current portion)	69,381	85,269
Deferred income taxes	15,730	20,076
Miscellaneous	19,542	19,051
TOTAL ASSETS	$2,068,030	$2,129,548

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$38,213	$23,647
Unearned revenue	17,692	7,353
Current portion of long-term debt	3,000	5,656
Accrued expenses and other current liabilities	129,115	154,596
Liabilities held for sale	22,173	19,536
Total current liabilities	210,193	210,788
Long-term debt (less current portion)	686,212	687,619
Other liabilities (less current portion)	265,973	293,656
Total equity	905,652	937,485
TOTAL LIABILITIES AND EQUITY	$2,068,030	$2,129,548

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and, therefore, exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2018	2017	2018	2017

Numerator (for basic and diluted earnings per share)
Income (loss) from continuing operations, net of tax	$20,039	$(27,604)	$20,124	$(23,482)
Loss attributable to noncontrolling interest	—	—	632	—
Less income allocated to RSUs	(316)	—	(338)	—
Numerator for basic and diluted earnings per share from continuing operations attributable to the shareholders of The E.W. Scripps Company	$19,723	$(27,604)	$20,418	$(23,482)
Denominator
Basic weighted-average shares outstanding	81,452	82,039	81,606	82,140
Effective of dilutive securities:
Stock options and restricted stock units	632	—	491	—
Diluted weighted-average shares outstanding	82,084	82,039	82,097	82,140

Anti-dilutive securities (1)	—	1,373	—	1,373

(1)	Amount outstanding at balance sheet date, before application of the treasury stock method and not weighted for period outstanding.